Exhibit 99.1

Standard Aero Lenders' Presentation June 19, 2007

Situation Overview Standard Aero Holdings, Inc. ("Standard Aero", "SA" or the "Company") has agreed to purchase TSS Aviation, Inc. ("TSS") for approximately $65 million, plus fees and expenses of approximately $2 million The closing of the acquisition is expected on or about July 2nd The Company plans to fund the required $67 million with an increase to the existing Term Loan B of $65 million and cash on-hand of $2 million New term loans are being offered at L+225 bps, same as existing pricing In addition, Standard Aero is seeking a 51% amendment to the existing credit facilities to permit the acquisition and make certain amendments to the financial covenants Consenting lenders to the Revolving Credit Facility and Term Loan B will receive a 15 bps amendment fee Standard Aero has agreed to be acquired by Dubai Aerospace Enterprise LTD ("DAE") with closing expected during Q3 2007

Sources and Uses and Capitalization Sources and Uses ($ millions) Capitalization as of March 31, 2007 ($ millions) 1 Based on actual Adjusted EBITDA of $92.3 million for the 12 month period ended March 31, 2007 2 Based on estimated Adjusted EBITDA for TSS of $7.4 million for the 12 month period ended March 31, 2007

TSS Aviation - Overview On May 8, 2007, Standard Aero agreed to purchase all the issued and outstanding capital stock of TSS Aviation, Inc. ("TSS") from its parent company, TSS Holdings, Inc., for approximately $65 million TSS Aviation, Inc. is a closely held concern based in Cincinnati, Ohio providing full service component overhaul for mid to large engine repairs for OEMs and airline shops TSS generated estimated Adjusted EBITDA of $7.4 million for the twelve months ended March 31, 2007 SA ERO SA Comp. Repair Svs Mid to large fan General Repair Hot Section Mid/large Fan ERO Existing New TSS Fan Compressor

TSS is a full service component overhaul facility for mid to large engine repairs for OEM and airline shops that is fully aligned with the OEM GE: CF6-6, 50, 80, 80C, & 80E; CF 34-3 & 8; GE90; LM 1600, 2500, 5000 & 6000 CFMI: CFM 56-2, 3, 5, & 7 IAE: V2500 - A1/A5 & D5 P&W: PW 2000; PW 4000 94", 100" & 112" Honeywell: 85 APU, AGT 1500, & T55 TSS Aviation - Overview (cont'd)

Build upon existing OEM relationships for repair development and production support Expand repair capability across several small - large engine markets Expand government component repair support Reduced future expansion costs Accelerated repair development & repatriation for current engines Combined process engineering and lab capabilities Advanced repair technologies Laser Composite Electron beam weld The combination of Standard Aero and TSS supports growth opportunities for each business and creates meaningful synergies Acquisition Rationale

Historical Financials 1 Adjusted EBITDA includes add back of non-recurring costs which include acquisition related expenses, loss provisions, professional fees, impairment charges and management fees 2 Pro forma combined Capital Expenditures in 2006 include one-time TSS facility expenditures of approximately $5.5 million Summary Financials ($ millions)